Exhibit 99.1

Scripps reports Q3 2024 financial results

Nov. 4, 2024

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered a record $646 million in revenue for the third quarter of 2024, driven by record political advertising revenue. The company expects full-year political advertising revenue to reach at least $340 million, which, combined with determined expense management, is fueling significant debt and leverage reduction this year.

Income attributable to the shareholders of Scripps was $33 million or 37 cents per share.

Business notes:

•The company expects total 2024 presidential-year political advertising revenue in the Local Media division to reach at least $340 million, a record level that far exceeded the guidance of $270-$290 million Scripps issued in August. The results were driven by strong advertising buys with Scripps stations in Arizona, Michigan, Montana, Ohio, Nevada and Wisconsin. The political advertising demand caused significant displacement of core advertising in those 15 markets.
•The record political advertising revenue helped the company achieve record third-quarter revenue of $646 million.
•In the Scripps Networks division, tight expense management resulted in a nearly 4% decline in expenses. For the fourth quarter, Scripps expects an even greater decline in Networks expense, down in the high single-digits percent range, because of reductions at Scripps News and ongoing cost controls.
•This WNBA season, seven of ION’s Friday night franchise telecasts surpassed 1 million viewers. The average ratings across the season more than doubled from last year, proving the value of the platform to attract key demos with live sports. ION’s top-performing night was Aug. 30, when the Indiana Fever and Chicago Sky played on the national network, drawing about 1.6 million viewers and a peak of nearly 2 million. Scripps’ full-season 2024 WNBA revenue was double that of the 2023 season.
•During the third quarter, the company paid down $115 million of debt and ended the quarter with a leverage ratio of 5.1x, a significant improvement from 6.0x at the end of Q2. The company will pay down a total of approximately $300 million in debt this year.

From Scripps President and CEO Adam Symson:

“Scripps’ Local Media political advertising revenue came in nearly 30% higher than our last presidential-election year political revenue, which also was a record year. This 2024 level is a testament to the durability of local broadcast programming as the perfect vehicle for massive reach to deliver candidate and political action committee messaging. Our local news has always been a go-to for political advertising. This time around, our sports programming created significant additional opportunities for campaigns to efficiently and effectively reach voters, further boosting our political advertising revenue.

“Scripps’ record political advertising revenue translated to record third-quarter company revenue this year and combined with prudent expense management to help us significantly exceed expectations for third-quarter EBITDA. These results helped drive our leverage ratio down by nearly a full turn, from 6.0x in the second quarter to 5.1x at the end of the third. And with a strong finish to political and our fourth-quarter performance, we expect to continue to deleverage to the high-4x range by year-end.

“Through continued expense management and prudent growth initiatives, we expect our operating performance improvement will continue into next year across the enterprise, including a Scripps Networks margin improvement of at least 400-600 basis points in 2025. I hope it’s clear that we are effectively executing a plan to improve our operating performance and manage down the company’s debt to better position Scripps for future growth.”

Operating results
Total third-quarter company revenue was $646 million, an increase of 14% or $79.8 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $472 million, up from $469 million in the year-ago quarter.

Income attributable to the shareholders of Scripps was $33 million or 37 cents per share. Pre-tax costs for the quarter included a $12.7 million restructuring charge, decreasing the income attributable to shareholders by 11 cents per share. In the prior-year quarter, the loss attributable to shareholders was $16.2 million or 19 cents per share. The pre-tax costs for the prior-year quarter included $4.7 million in restructuring costs.

Third-quarter 2024 results by segment compared to prior-period amounts:

Local Media
Revenue was $446 million, up 26% from the prior-year quarter.

•Core advertising revenue decreased 9.2% to $129 million, due in part to displacement from political advertising.
•Political revenue was $125 million, compared to $9.1 million in the prior-year quarter, a non-election year.
•Distribution revenue was $186 million, compared to $198 million in the prior-year quarter.

Segment expenses increased 2.4% to $285 million.

Segment profit was $161 million, compared to $75 million in the year-ago quarter.

Scripps Networks
Revenue was $202 million, down 6.4% from the prior-year quarter. Segment expenses were $160 million, down 3.7%, reflecting a decrease in programming expense.

Segment profit was $42.1 million, compared to $49.7 million in the year-ago quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $34.6 million, and total debt was $2.8 billion.

During the first nine months of 2024, we reduced the outstanding balance on our revolving credit facility by $155 million and made mandatory principal payments of $11.7 million on our term loans.

We did not declare or provide payment for any of the 2024 quarterly preferred stock dividends. We have sufficient liquidity to pay the scheduled dividends on the preferred shares; however, this action provides us better flexibility for accelerating deleveraging and maximizing the paydown of our traditional bank debt. The dividend rate on the preferred shares, which compounds quarterly, increased to 9% per annum and will remain at that rate. At Sept. 30, aggregated undeclared and unpaid cumulative dividends totaled $41.4 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending Sept. 30, 2023:

Revenue was $1.8 billion, which compares to revenue of $1.7 billion in 2023. Political revenue was $177 million, compared to $16.5 million in the prior year, a non-election year.

Costs and expenses for segments, shared services and corporate were $1.4 billion, relatively flat from the year-ago period.

Income attributable to the shareholders of Scripps was $7.3 million or 8 cents per share. The 2024 period included an $18.1 million investment gain and an $18.7 million restructuring charge. In the prior year, loss attributable to shareholders was $730 million or $8.67 per share. Pre-tax costs for the prior year included a non-cash goodwill impairment charge for Scripps Networks of $686 million as well as a $29.2 million restructuring charge, increasing the loss attributable to shareholders by $8.21 per share.

Looking ahead
Comparisons for our segments are to the same period in 2023.

Fourth-quarter 2024
Local Media revenue	Up low-to-mid 30% range
Local Media expense	Up mid-single-digit percent range
Scripps Networks revenue	Down mid-single-digit percent range
Scripps Networks expense	Down high-single-digit percent range
Shared services and corporate	About $25 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9 a.m. Eastern, today, Nov. 4. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 739969 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Nov. 4 until midnight Dec. 4. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 7917219.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023

Operating revenues	$646,300	$566,529	$1,781,393	$1,677,143
Segment, shared services and corporate expenses	(472,267)	(469,076)	(1,425,132)	(1,395,508)
Restructuring costs	(12,665)	(4,705)	(18,653)	(29,208)
Depreciation and amortization of intangible assets	(38,861)	(38,588)	(116,017)	(115,759)
Impairment of goodwill	—	—	—	(686,000)
Gains (losses), net on disposal of property and equipment	(727)	(1,066)	(717)	(2,320)
Operating expenses	(524,520)	(513,435)	(1,560,519)	(2,228,795)
Operating income (loss)	121,780	53,094	220,874	(551,652)
Interest expense	(54,442)	(56,916)	(161,482)	(158,029)
Defined benefit pension plan income	152	251	506	519
Miscellaneous, net	447	1,309	16,849	131
Income (loss) from operations before income taxes	67,937	(2,262)	76,747	(709,031)
Benefit (provision) for income taxes	(20,161)	(1,391)	(25,916)	17,009
Net income (loss)	47,776	(3,653)	50,831	(692,022)
Preferred stock dividends	(14,743)	(12,576)	(43,552)	(37,729)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$33,033	$(16,229)	$7,279	$(729,751)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.37	$(0.19)	$0.08	$(8.67)

Weighted average diluted shares outstanding	86,067	84,433	85,546	84,162
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 11 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2024	2023	Change	2024	2023	Change

Segment operating revenues:
Local Media	$445,553	$353,061	26.2%	$1,163,315	$1,017,203	14.4%
Scripps Networks	201,672	215,393	(6.4)%	619,670	663,095	(6.5)%
Other	3,843	2,620	46.7%	12,702	10,149	25.2%
Intersegment eliminations	(4,768)	(4,545)	4.9%	(14,294)	(13,304)	7.4%
Total operating revenues	$646,300	$566,529	14.1%	$1,781,393	$1,677,143	6.2%

Segment profit (loss):
Local Media	$160,685	$74,865		$314,371	$201,725	55.8%
Scripps Networks	42,061	49,661	(15.3)%	129,462	161,530	(19.9)%
Other	(7,744)	(6,263)	23.6%	(23,377)	(14,074)	66.1%
Shared services and corporate	(20,969)	(20,810)	0.8%	(64,195)	(67,546)	(5.0)%
Restructuring costs	(12,665)	(4,705)		(18,653)	(29,208)
Depreciation and amortization of intangible assets	(38,861)	(38,588)		(116,017)	(115,759)
Impairment of goodwill	—	—		—	(686,000)
Gains (losses), net on disposal of property and equipment	(727)	(1,066)		(717)	(2,320)
Interest expense	(54,442)	(56,916)		(161,482)	(158,029)
Defined benefit pension plan income	152	251		506	519
Miscellaneous, net	447	1,309		16,849	131
Income (loss) from operations before income taxes	$67,937	$(2,262)		$76,747	$(709,031)

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2024	2023	Change	2024	2023	Change

Segment operating revenues:
Core advertising	$129,256	$142,295	(9.2)%	$404,805	$433,057	(6.5)%
Political	125,213	9,130		168,530	16,501
Distribution	186,480	197,842	(5.7)%	578,170	556,549	3.9%
Other	4,604	3,794	21.3%	11,810	11,096	6.4%
Total operating revenues	445,553	353,061	26.2%	1,163,315	1,017,203	14.4%
Segment costs and expenses:
Employee compensation and benefits	111,767	109,566	2.0%	324,062	325,748	(0.5)%
Programming	124,747	122,923	1.5%	378,603	360,749	4.9%
Other expenses	48,354	45,707	5.8%	146,279	128,981	13.4%
Total costs and expenses	284,868	278,196	2.4%	848,944	815,478	4.1%
Segment profit	$160,685	$74,865		$314,371	$201,725	55.8%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2024	2023	Change	2024	2023	Change

Total operating revenues	$201,672	$215,393	(6.4)%	$619,670	$663,095	(6.5)%
Segment costs and expenses:
Employee compensation and benefits	31,364	30,630	2.4%	91,126	94,383	(3.5)%
Programming	87,693	91,459	(4.1)%	275,329	269,543	2.1%
Other expenses	40,554	43,643	(7.1)%	123,753	137,639	(10.1)%
Total costs and expenses	159,611	165,732	(3.7)%	490,208	501,565	(2.3)%
Segment profit	$42,061	$49,661	(15.3)%	$129,462	$161,530	(19.9)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2024	As of December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$34,642	$35,319
Other current assets	594,868	640,774
Total current assets	629,510	676,093
Investments	23,901	23,265
Property and equipment	460,117	455,255
Operating lease right-of-use assets	94,495	99,194
Goodwill	1,968,574	1,968,574
Other intangible assets	1,658,788	1,727,178
Programming	409,815	449,943
Miscellaneous	8,947	10,618
TOTAL ASSETS	$5,254,147	$5,410,120

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$69,378	$76,383
Unearned revenue	30,279	12,181
Current portion of long-term debt	15,612	15,612
Accrued expenses and other current liabilities	355,329	373,643
Total current liabilities	470,598	477,819
Long-term debt (less current portion)	2,737,126	2,896,824
Other liabilities (less current portion)	827,205	879,294
Total equity	1,219,218	1,156,183
TOTAL LIABILITIES AND EQUITY	$5,254,147	$5,410,120

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Numerator (for basic and diluted earnings per share)
Net income (loss)	$47,776	$(3,653)	$50,831	$(692,022)
Less income allocated to RSUs	(1,223)	—	(280)	—
Less preferred stock dividends	(14,743)	(12,576)	(43,552)	(37,729)
Numerator for basic and diluted earnings per share	$31,810	$(16,229)	$6,999	$(729,751)
Denominator
Basic weighted-average shares outstanding	86,067	84,433	85,546	84,162
Effect of dilutive securities	—	—	—	—
Diluted weighted-average shares outstanding	86,067	84,433	85,546	84,162

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Net income (loss)	$47,776	$(3,653)	$50,831	$(692,022)
Provision (benefit) for income taxes	20,161	1,391	25,916	(17,009)
Interest expense	54,442	56,916	161,482	158,029
Defined benefit pension plan income	(152)	(251)	(506)	(519)
Share-based compensation costs	2,813	3,418	12,389	16,067
Depreciation	15,811	15,100	46,081	45,290
Amortization of intangible assets	23,050	23,488	69,936	70,469
Impairment of goodwill	—	—	—	686,000
Losses (gains), net on disposal of property and equipment	727	1,066	717	2,320
Restructuring costs	12,665	4,705	18,653	29,208
Miscellaneous, net	(447)	(1,309)	(16,849)	(131)
Adjusted EBITDA	$176,846	$100,871	$368,650	$297,702

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Capital expenditures	$(13,451)	$(16,843)	$(54,497)	$(41,953)
Preferred stock dividends paid	—	(12,000)	—	(36,000)
Interest paid	(67,965)	(67,508)	(169,123)	(161,370)
Income taxes paid	(16,732)	(13,042)	(51,302)	(25,932)
Mandatory contributions to defined retirement plans	(281)	(254)	(868)	(884)